SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report: (Date of Earliest Event Reported)

                                November 10, 1999


                       ARCH WIRELESS COMMUNICATIONS, INC.
                    ----------------------------------------
              (Exact Name of Registrant as Specified in its Charter

                                    Delaware
       ---------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

              033-72646                            31-1236804
  -----------------------------------     -------------------------------
      (Commission File Numbers)          (IRS Employer Identification No.)

          1800 West Park Drive, Suite 250, Westborough, MA    01581
       ---------------------------------------------------------------
           (Address of principal executive offices)        (Zip Code)

                                 (508) 870-6700
       ---------------------------------------------------------------
               Registrant's Telephone Number, Including Area Code

                                 Not Applicable
      ------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Item 2.   Acquisition or Disposition of Assets

Description of Transaction

     On November 10, 2000, Arch Wireless, Inc. ("Parent") completed its acquisition of Paging Network, Inc., a Delaware corporation ("PageNet"), pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 7, 1999, and amended as of January 7, 2000, May 10, 2000, July 23, 2000 and September 7, 2000, by and among Parent, St. Louis Acquisition Corp., a wholly owned subsidiary of Arch Wireless Communications, Inc. ("Arch"), and PageNet. A copy of the press release announcing the completion of the merger is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

     Pursuant to the Merger Agreement and the Plan, in connection with the merger, Parent issued approximately 84.9 million shares of Parent common stock to PageNet's noteholders and 5.0 million shares of Parent common stock to PageNet's stockholders. Additionally, upon consummation of the merger, each outstanding option to purchase PageNet common stock was converted into an option to purchase the same number of shares of Parent common stock that the holder of the option would have received in the merger if the holder had exercised the option immediately prior to the merger.

     The acquisition of PageNet by Parent was originally announced on November 7, 1999. In July 2000, PageNet and all of its wholly owned domestic subsidiaries, except for Vast Solutions, Inc. ("Vast"), became parties to a proceeding under Chapter 11 of the U.S. Bankruptcy Code filed with the U.S. Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On July 25, 2000, PageNet filed a Plan of Reorganization (the "Plan") with the Bankruptcy Court that provided for the merger of PageNet into Arch and the related transactions on the same terms as are provided in the Merger Agreement. Accordingly, PageNet's ability to consummate the merger was subject to the approval of the Plan by the Bankruptcy Court, which was obtained on October 26, 2000. The shareholders of Parent approved the issuance of shares of Parent common stock in the merger at a meeting held on October 5, 2000.

     As provided in the Merger Agreement and the Plan, immediately prior to the consummation of the merger, 80.5% of the total equity of Vast was distributed to PageNet's existing stockholders and noteholders (the "Vast Distribution"), while PageNet retained ownership of the remaining 19.5% of Vast's equity. Immediately following the Vast Distribution, Arch's wholly owned subsidiary, St. Louis Acquisition Corp., was merged with and into PageNet, and PageNet became a wholly owned subsidiary of Arch.

     Also pursuant to the Merger Agreement, Parent increased the size of its board of directors to 12 members, and the board of directors elected Joseph A. Bondi, Gregg R. Daugherty, John P. Frazee, Jr. and John H. Gutfreund and to serve on the board. Mr. Frazee was also elected as Chairman of the board of directors.

     Mr. Bondi is a managing director of Alvarez & Marsal, Inc., a firm that provides financial and operational services to companies experiencing financial problems. Mr. Bondi also currently serves as Chief Restructuring Officer of Integrated Health Systems, Inc. Mr. Bondi has served as Chief Restructuring Officer of Iridium, LLC; Chairman - Restructuring of MobileMedia Corporation.; Chief Executive Officer of Phillips Colleges, Inc.; Senior Vice President and

Chief Administrative Officer of Phar-Mor, Inc. and Republic Health Corporation; and as a director of Republic Health Corporation.

     Mr. Daugherty has been a Business Development manager at Microsoft Corporation since 1997. In 1997, Mr. Daugherty was self-employed as an analyst and consultant specializing in communications and Internet business related fields.

     Mr. Frazee had been a director of PageNet since 1995 and served as Chairman of the Board of Directors and Chief Executive Office of PageNet since August 1999 and has served as Chief Executive Officer of Vast since December 1999. Mr. Frazee also serves as a director of Security Capital Group, Inc. Dean Foods Company, Cabot Microelectronics Corporation and Homestead Village Incorporated.

     Mr. Gutfreund has been the president of Gutfreund & Company, Inc., an investment banking and consulting firm, for more than five years. He is the former chairman and chief executive officer of Salomon Inc., and past vice chairman of the New York Stock Exchange and a past board member of the Securities Industry Association. Mr. Gutfreund is also a director of Ambi, Inc., Ascent Assurance, Inc., Baldwin Piano & Organ Company, Evercel Inc., Foamex International Inc., LCA-Vision, Inc., Maxicare Health Plans, Inc., and The Universal Bond Fund.

     The terms of the Merger Agreement and the merger were determined on the basis of arms' length negotiations. Prior to the execution of the Merger Agreement, neither Parent nor any of its affiliates had any material relationships with PageNet.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits

         (a) Financial Statements of Businesses Acquired

                  The required financial statements are attached hereto on pages
            F-1 through F-29

         (b) Pro forma Financial Statements

                  The required pro forma financial statements are attached
            hereto on pages F-30 through F-37.

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November  13, 2000             ARCH WIRELESS COMMUNICATIONS, INC.



                                        By:     /s/ J. Roy Pottle
                                           ----------------------------------
                                            J. Roy Pottle
                                            Executive Vice President and
                                            Chief Financial Officer

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Shareowners
Paging Network, Inc.


     We have audited the accompanying consolidated balance sheets of Paging Network, Inc. (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, cash flows and shareowners' deficit for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Paging Network, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 2, on July 24, 2000, the Company and all of its wholly-owned domestic subsidiaries except for Vast Solutions, Inc. commenced a proceeding under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. This event, and circumstances relating to the non-compliance with certain covenants of loan agreements with banks and note indentures and recurring losses from operations, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 2. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of these uncertainties.


                                        /S/ ERNST & YOUNG LLP

Dallas, Texas
May 3, 2000, except for Notes 1 and 2,
as to which the date is September 7, 2000

                              PAGING NETWORK, INC.

                           CONSOLIDATED BALANCE SHEETS
                    (in thousands, except share information)



                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                    ASSETS
Current assets:
     Cash and cash equivalents..............................  $    3,077   $   32,144
     Accounts receivable (less allowance for doubtful
      accounts of $11,119 and $17,399 in 1998 and 1999,
      respectively).........................................      84,440       84,476
     Inventories............................................       6,379        8,687
     Prepaid expenses and other assets......................      15,065        5,623
                                                              ----------   ----------
          Total current assets..............................     108,961      130,930
Property, equipment, and leasehold improvements, at cost....   1,452,870    1,451,761
     Less accumulated depreciation..........................    (547,599)    (684,648)
                                                              ----------   ----------
          Net property, equipment, and leasehold
            improvements....................................     905,271      767,113
Other non-current assets, at cost...........................     629,372      609,014
     Less accumulated amortization..........................     (62,360)     (84,497)
                                                              ----------   ----------
          Net other non-current assets......................     567,012      524,517
                                                              ----------   ----------
                                                              $1,581,244   $1,422,560
                                                              ==========   ==========
              LIABILITIES AND SHAREOWNERS' DEFICIT
Current liabilities:
     Long-term debt in default..............................  $       --   $1,945,000
     Accounts payable.......................................      96,478       80,889
     Accrued expenses.......................................      49,692       50,146
     Accrued interest.......................................      43,209       42,532
     Accrued restructuring costs, current portion...........       8,256           --
     Customer deposits......................................      22,735       15,927
     Deferred revenue.......................................      15,874       19,778
                                                              ----------   ----------
          Total current liabilities.........................     236,244    2,154,272
                                                              ----------   ----------
Long-term obligations, non-current portion..................   1,815,137       58,127
Accrued restructuring costs, non-current portion............      18,765           --
Minority interest...........................................       1,517           --
Commitments and contingencies
Shareowners' deficit:
     Common Stock -- $.01 par, authorized 250,000,000
     shares; issued and outstanding 103,640,554 shares at
     December 31, 1998 and 103,960,240 shares at December
     31, 1999...............................................       1,036        1,040
     Paid-in capital........................................     132,950      134,161
     Accumulated other comprehensive income.................       2,378          745
     Accumulated deficit....................................    (626,783)    (925,785)
                                                              ----------   ----------
          Total shareowners' deficit........................    (490,419)    (789,839)
                                                              ----------   ----------
                                                              $1,581,244   $1,422,560
                                                              ==========   ==========





                             See accompanying notes

                              PAGING NETWORK, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except share information)

                                                                   YEAR ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1997         1998         1999
                                                             ---------   ----------   ----------
Services, rent and maintenance revenues....................  $ 818,461   $  945,524   $  897,348
Product sales..............................................    142,515      100,503       92,375
                                                             ---------   ----------   ----------
          Total revenues...................................    960,976    1,046,027      989,723
Cost of products sold......................................   (121,487)     (77,672)     (57,901)
                                                             ---------   ----------   ----------
                                                               839,489      968,355      931,822
Operating expenses:
     Services, rent and maintenance........................    173,058      210,480      267,043
     Selling...............................................    102,995      104,350       97,413
     General and administrative............................    253,886      320,586      361,386
     Depreciation and amortization.........................    289,442      281,259      327,101
     Provision for asset impairment........................     12,600           --       17,798
     Restructuring charge..................................         --       74,000      (23,531)
                                                             ---------   ----------   ----------
          Total operating expenses.........................    831,981      990,675    1,047,210
                                                             ---------   ----------   ----------
Operating income (loss)....................................      7,508      (22,320)    (115,388)
Other income (expense):
     Interest expense......................................   (151,380)    (143,762)    (150,921)
     Interest income.......................................      3,689        2,070        3,902
     Other non-operating income (expense)..................     (1,220)       2,003          851
                                                             ---------   ----------   ----------
          Total other expense..............................   (148,911)    (139,689)    (146,168)
                                                             ---------   ----------   ----------
Loss before extraordinary item and cumulative effect of a
  change in accounting principle...........................   (141,403)    (162,009)    (261,556)
Extraordinary loss.........................................    (15,544)          --           --
Cumulative effect of a change in accounting principle......         --           --      (37,446)
                                                             ---------   ----------   ----------
Net loss...................................................  $(156,947)  $ (162,009)  $ (299,002)
                                                             =========   ==========   ==========
Net loss per share (basic and diluted):
Loss before extraordinary item and cumulative effect of a
  change in accounting principle...........................  $   (1.38)  $    (1.57)  $    (2.52)
Extraordinary loss.........................................      (0.15)          --           --
Cumulative effect of a change in accounting principle......         --           --        (0.36)
                                                             ---------   ----------   ----------
Net loss per share.........................................  $   (1.53)  $    (1.57)  $    (2.88)
                                                             =========   ==========   ==========

                             See accompanying notes

                              PAGING NETWORK, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (in thousands, except share information)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1997        1998        1999
                                                              ---------   ---------   ---------
Operating activities:
  Net loss..................................................  $(156,947)  $(162,009)  $(299,002)
  Adjustments to reconcile net loss to cash provided by
     operating activities:
       Provision for asset impairment.......................     12,600          --      17,798
       Cumulative effect of a change in accounting
          principle.........................................         --          --      37,446
       Restructuring charge.................................         --      74,000     (23,531)
       Extraordinary loss...................................     15,544          --          --
       Depreciation.........................................    258,798     252,234     307,536
       Amortization.........................................     30,644      29,025      19,565
       Provision for doubtful accounts......................     18,343      20,516      28,189
       Amortization of debt issuance costs..................      8,418       4,430       4,574
       Other non-operating (income) expense.................      1,220      (2,003)       (851)
  Changes in operating assets and liabilities:
       Accounts receivable..................................    (21,542)    (35,081)    (29,438)
       Inventories..........................................     (1,302)     18,349      (2,506)
       Prepaid expenses and other assets....................     (6,016)      9,133       9,270
       Accounts payable.....................................    (18,397)     22,768      14,963
       Accrued expenses and accrued interest................      4,286      16,203         247
       Accrued restructuring costs..........................         --      (1,979)     (3,490)
       Customer deposits and deferred revenue...............      4,854       2,515      (2,904)
                                                              ---------   ---------   ---------
Net cash provided by operating activities...................    150,503     248,101      77,866
                                                              ---------   ---------   ---------
Investing activities:
     Capital expenditures...................................   (328,365)   (268,183)   (234,926)
     Payments for spectrum licenses.........................    (92,856)    (13,065)     (3,768)
     Restricted cash invested in money market instruments...     (6,422)         --      (1,024)
     Business acquisitions and joint venture investments....     (7,253)     (7,322)         --
     Deposits for purchase of subscriber devices............    (13,493)         --          --
     Other, net.............................................    (11,540)      2,984       2,399
                                                              ---------   ---------   ---------
Net cash used in investing activities.......................   (459,929)   (285,586)   (237,319)
                                                              ---------   ---------   ---------
Financing activities:
     Borrowings of long-term obligations....................    558,317     305,587     325,280
     Repayments of long-term obligations....................    (39,000)   (275,555)   (137,966)
     Proceeds from exercise of stock options................         87       7,606       1,206
     Redemption of $200 million senior subordinated notes...   (211,750)         --          --
     Other, net.............................................        919          --          --
                                                              ---------   ---------   ---------
Net cash provided by financing activities...................    308,573      37,638     188,520
                                                              ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents........       (853)        153      29,067
Cash and cash equivalents at beginning of year..............      3,777       2,924       3,077
                                                              ---------   ---------   ---------
Cash and cash equivalents at end of year....................  $   2,924   $   3,077   $  32,144
                                                              =========   =========   =========


                             See accompanying notes

                              PAGING NETWORK, INC.

                 CONSOLIDATED STATEMENTS OF SHAREOWNERS' DEFICIT

                   Year Ended December 31, 1997, 1998 and 1999
                    (in thousands, except share information)

                                                                ACCUMULATED
                                                                   OTHER
                                           COMMON   PAID-IN    COMPREHENSIVE   ACCUMULATED   SHAREOWNERS'
                                           STOCK    CAPITAL       INCOME         DEFICIT       DEFICIT
                                           ------   --------   -------------   -----------   ------------
Balance, December 31, 1996...............  $1,026   $124,522      $   104       $(307,827)    $(182,175)
     Net loss............................      --         --           --        (156,947)     (156,947)
     Foreign currency translation
       adjustments.......................      --         --          804              --           804
                                                                                              ---------
          Total comprehensive loss.......                                                      (156,143)
     Issuance of 38,838 shares of
          Common stock pursuant to stock
          option and compensation
          plans..........................       1        386           --              --           387
                                           ------   --------      -------       ---------     ---------
Balance, December 31, 1997...............   1,027    124,908          908        (464,774)     (337,931)
     Net loss............................      --         --           --        (162,009)     (162,009)
     Foreign currency translation
       adjustments.......................      --         --        1,470              --         1,470
                                                                                              ---------
          Total comprehensive loss.......                                                      (160,539)
     Issuance of 980,639 shares of
          Common stock pursuant to stock
          option and compensation
          plans..........................       9      8,042           --              --         8,051
                                           ------   --------      -------       ---------     ---------
Balance, December 31, 1998...............   1,036    132,950        2,378        (626,783)     (490,419)
     Net loss............................      --         --           --        (299,002)     (299,002)
     Foreign currency translation
       adjustments.......................      --         --       (1,633)             --        (1,633)
                                                                                              ---------
          Total comprehensive loss.......                                                      (300,635)
     Issuance of 319,686 shares of
          Common stock pursuant to stock
          option and compensation
          plans..........................       4      1,211           --              --         1,215
                                           ------   --------      -------       ---------     ---------
Balance, December 31, 1999...............  $1,040   $134,161      $   745       $(925,785)    $(789,839)
                                           ======   ========      =======       =========     =========


                             See accompanying notes

                              PAGING NETWORK, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   THE COMPANY AND MERGER AGREEMENT

     Paging Network, Inc. (the "Company") is a provider of wireless communications services throughout the United States and the U.S. Virgin Islands, Puerto Rico, and Canada. The Company provides service in all 50 states and the District of Columbia, including service in the 100 most populated markets in the United States. The Company also owns a minority interest in a wireless communications company in Brazil.

     On November 7, 1999, the Company signed a definitive agreement (the "Merger Agreement") to merge (the "Merger") with Arch Communications group, Inc. ("Arch"). The Merger Agreement was subsequently amended on January 7, 2000, May 10, 2000, July 23, 2000 and September 7, 2000. Under the Merger Agreement, as amended, the Company's senior subordinated notes, along with all accrued interest thereon, will be exchanged for common stock of Arch representing 48.2% of the common stock of the combined company and the Company's common stock will be converted into common stock representing 2.9% of the common stock of the combined company. The Merger Agreement also provides for the Company to distribute 80.5% of its interest in Vast Solutions, Inc. ("Vast"), a wholly-owned subsidiary of the Company, to holders of the Company's senior subordinated notes and common stock. Holders of the senior subordinated notes will receive common stock of Vast representing 60.5% of the equity of Vast, while holders of the Company's common stock will receive common stock of Vast representing 20% of the equity of Vast. The remaining interest in Vast will be held by the combined company following the Merger.

     As more fully discussed in Note 2, the Company will seek to complete the Merger through the Company's plan of reorganization resulting from the Company's bankruptcy filing in July 2000. Consummation of the Merger is also subject to customary regulatory review. The Company has received approval from the Department of Justice and the Federal Communications Commission to proceed with the Merger. If the Merger Agreement is terminated after one party pursues an alternative offer, a plan of reorganization of the Company other than the one contemplated in the Merger Agreement is filed by the Company and/or confirmed by a bankruptcy court, or under other specified circumstances, either the Company or Arch may be required to pay a termination fee of $40 million.


2.   CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company incurred losses of $157 million, $162 million, and $299 million during the years ended December 31, 1997, 1998, and 1999, respectively. The Company's deteriorating financial results and liquidity caused it to be in default of the covenants of all of its domestic debt agreements. On February 2, 2000 and August 1, 2000, the Company failed to make the semi-annual interest payments on its 8.875% Senior Subordinated notes due 2008 (the "8.875% Notes") and its 10.125% senior subordinated notes due 2007 (the "10.125% Notes"), and on April 17, 2000, the Company failed to make the semi-annual interest payment on its 10% senior subordinated notes due 2008 (the "10% Notes"). The Company also violated several of the financial and other covenants of the Credit Agreement. As a result, on July 14, 2000, three senior subordinated noteholders commenced an involuntary proceeding against the Company under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code").

     On July 24, 2000 (the "Petition Date"), the Company consented to an order for relief which, in effect, converted the bankruptcy case filed on July 14 to a voluntary Chapter 11 case. Also on the Petition Date, the Company's domestic subsidiaries except for Vast filed voluntary petitions for relief under the Bankruptcy Code (such subsidiaries and the Company are hereafter referred to collectively as the "Debtors"). Subsequent to the Petition Date, the Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the district of Delaware (the "Bankruptcy

Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

     The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition Date on a timely basis. Since the Petition Date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors
(i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay pre-petition obligations owed to continuing vendors as such obligations come due.

     On July 25, 2000, the Debtors filed a Joint Plan of Reorganization and disclosure statement which provide for the implementation of the Merger as the Debtors' plan of reorganization. The Bankruptcy Court approved the disclosure statement on September 7, 2000, and authorized the Debtors to submit the Joint Plan of Reorganization to the Company's creditors and stockholders for approval. The Bankruptcy Court has scheduled a hearing on the confirmation of the Joint Plan of Reorganization for October 26, 2000.

     As of July 31, 2000, the Company has approximately $66.0 million in cash. Upon commencement of the Chapter 11 case, the Company obtained debtor-in-possession loan facility (the "DIP Facility") from the current lenders under the Credit Agreement which provided for additional secured borrowings by both PageNet and Vast not to exceed $50 million in the aggregate, subject to certain limitations as set forth in the loan agreement. Borrowings under the DIP Facility bear interest at prime plus 2.5% for outstanding borrowings up to $15 million, and at prime plus 3.0% for outstanding borrowings in excess of $15 million, due monthly. All amounts outstanding under the DIP Facility are due the earlier of (i) the confirmation of the Debtors' Joint Plan of Reorganization, or
(ii) November 30, 2000. The Company believes that its existing cash, the cash expected to be generated from operations, and the cash available under the DIP Facility is sufficient to meet its obligations, except for the cash interest payments due under the Notes, through the completion of the Merger. However, if the Company's financial results continue to deteriorate, the Merger is delayed, or other unforeseen events occur, the Company may not have sufficient liquidity to meet its obligations through the completion of the Merger. If the Merger is not completed, the Company would likely be required to consider a stand-alone restructuring, asset sales, transactions with other potential merger parties or acquirors, or liquidation. In addition, if the Merger is not completed, the Company would likely incur significant charges for asset impairments and restructuring its obligations. The accompanying financial statements do not include any adjustments relating to the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Merger not be completed.


3.   SIGNIFICANT ACCOUNTING POLICIES

     Consolidation -- The consolidated financial statements include the accounts of all of its wholly and majority-owned subsidiaries. All intercompany transactions have been eliminated. Certain amounts from prior years have been reclassified to conform with the current year presentation.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Inventories -- Inventories consist of subscriber devices which are held specifically for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

     Property, equipment, and leasehold improvements -- Property, equipment, and leasehold improvements are stated at cost, less accumulated depreciation. Expenditures for maintenance are charged to expense as incurred. Upon retirement of units of equipment, the costs of units retired and the related accumulated depreciation amounts are removed from the accounts. Depreciation is computed using the straight-line method based on the following estimated useful lives:

     Machinery and equipment...................    3 to 10 years(1)
     Subscriber devices........................          2 years(1)(2)
     Furniture and fixtures....................          7 years
     Leasehold improvements....................          5 years(3)
     Building and building improvements........         20 years
---------------
(1) Effective April 1, 1999, the Company changed the depreciable lives of its subscriber devices from 3 years to 2 years and the depreciable life of certain of its network equipment from 7 years to 10 years (see Note 5).

(2) Effective January 1, 1997, the Company changed the depreciable life of its subscriber devices from 4 years to 3 years, with estimated residual value ranging up to $20 (see Note 5).

(3)  Or term of lease if shorter.

     The Company reserves for subscriber devices, which it estimates to be non-recoverable.

     Other non-current assets -- Other non-current assets are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method based upon the following estimated useful lives:

     Licenses and frequencies..................               40 years
     Goodwill..................................               20 years
     Other intangible assets...................   18 months to 3 years
     Other non-current assets..................   10 years to 12 years


     Deferred revenues and customer deposits -- Deferred revenues represent billing to customers in advance for services not yet performed and are recognized as revenue in the month the service is provided. Deposits are received from some customers at the time a service agreement is signed and are recognized as a liability of the Company until such time as the deposits are applied, generally against the customer's final bill.

     Revenue recognition -- Services, rent and maintenance revenues are recognized in the month the related services are performed. Product sales are recognized upon delivery of product to the customer.

     Employee stock options -- The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25) and related interpretations in accounting for its employee stock option plans. Under APB 25, because the exercise price of the Company's employee stock options has historically equaled the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

     Advertising costs -- The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1997, 1998, and 1999, was $22 million, $19 million, and $17 million, respectively.

     Comprehensive income (loss) -- Other comprehensive income as of December 31, 1997, 1998, and 1999, consists solely of foreign currency translation adjustments.

     Capitalization of internally developed software -- The Company adopted the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed For or Obtained for Internal Use" (SOP 98-1), effective January 1, 1999. SOP 98-1 requires the capitalization of certain costs of developing or acquiring computer software for internal use. The adoption of SOP 98-1 did not have a material impact on the Company's results of operations or financial position as the Company's previous policy for accounting for the costs of developing or acquiring computer software for internal use was generally consistent with the provisions of SOP 98-1.


4.   RESTRUCTURING CHARGE

     In February 1998, the Company's Board of Directors approved the restructuring of the Company's domestic operations (the Restructuring). The Company's Restructuring plan called for the elimination of redundant administrative operations through the consolidation of key support functions located in local and regional offices throughout the country into central processing facilities. The Restructuring plan specified local and regional office closures, the disposition of certain furniture, fixtures and equipment and the termination of approximately 1,950 employees by job function and location. Having adopted a formal plan of restructuring, the Company recorded a $74 million charge, or $0.72 per share (basic and diluted), during the quarter ended March 31, 1998. The components of the charge included (in thousands):

     Write-down of property and equipment...................  $38,900
     Lease obligations and terminations.....................   18,900
     Severance and related benefits.........................   12,700
     Other..................................................    3,500
                                                              -------
                 Total restructuring charge.................  $74,000
                                                              =======

     The writedown of property and equipment related to a non-cash charge to reduce the carrying amount of certain machinery and equipment, furniture and fixtures, and leasehold improvements that the Company would not continue to utilize following the Restructuring to their estimated net realizable value as of the date such assets were projected to be disposed of or abandoned, allowing for the recognition of normal depreciation expense on such assets through their projected disposal date. The net realizable value of these assets was determined based on management estimates, which considered such factors as the nature and age of the assets to be disposed of, the timing of the assets' disposal, and the method and potential costs of the disposal.

     The provision for lease obligations and terminations related primarily to future lease commitments on local and regional office facilities that would be closed as part of the Restructuring. The charge represented future lease obligations, net of projected sublease income, on such leases past the dates the offices would be closed by the Company, or, for certain leases, the cost of terminating the leases prior to their scheduled expiration. Projected sublease income was based on management estimates, which are subject to change. Cash payments on the leases and lease terminations were expected to occur over the remaining lease terms, the majority of which were to expire prior to 2003.

     During the fourth quarter of 1998, the Company identified additional furniture, fixtures, and equipment that would not be utilized following the Restructuring, resulting in an additional non-cash charge of $3 million. This charge was offset by reductions in the provisions for lease obligations and terminations and severance costs as a result of refinements to the Company's schedule for local and regional office closures. Also as a result of the refinements to the office closing schedule, the Company adjusted, effective October 1, 1998, the depreciable lives of certain of the assets written down in the first quarter of 1998, resulting in a decrease in depreciation expense of approximately $3 million for the year ended December 31, 1998.

     The Company's restructuring activity from initial charge through December 31, 1998, was as follows (in thousands):

                                                      UTILIZATION OF RESERVE
                            INITIAL    ADJUSTMENTS    ----------------------    REMAINING
                            CHARGE      TO CHARGE       CASH       NON-CASH      RESERVE
                            -------    -----------    --------    ----------    ---------
Fixed assets impairments.    $38,900      $ 2,600       $   --       $41,500      $    --
Lease obligation costs...     18,900       (1,300)         683            --       16,917
Severance costs..........     12,700       (1,300)       1,296            --       10,104
Other....................      3,500           --           --         3,500           --
                             -------      -------       ------       -------      -------
          Total..........    $74,000      $    --       $1,979       $45,000      $27,021
                             =======      =======       ======       =======      =======

     While progress in establishing the centralized processing facilities was made during 1998 and early 1999, the Company's efforts to convert its offices to its new billing and customer service software platforms fell behind the Company's original schedule of being completed during the second quarter of 1999. Billing software and system implementation problems surfaced during the first office conversions, and as a result, the Company had to postpone the conversion of many of its other offices. These postponements resulted in delays in office closures which deferred the payments of amounts accrued for lease obligations and terminations and severance and related benefits. Additional implementation problems surfaced during 1999 and caused further delays.

     In November 1999 and in conjunction with the announcement of the Merger, as discussed in Note 1, the Company decided to suspend further conversions after January 2000 pending the decisions as to which operating platforms will be used by the combined company. As a result of the decision to suspend the Restructuring indefinitely, the Company recorded a reversal of the unused portion of the original restructuring charge of $24 million, or $0.23 per share (basic and diluted), during the quarter ended December 31, 1999.

     The Company's restructuring activity from January 1, 1999 through December 31, 1999 is as follows (in thousands):

                                         UTILIZATION OF RESERVE
                            BEGINNING    ----------------------    REVERSAL     REMAINING
                             RESERVE       CASH       NON-CASH     OF CHARGE     RESERVE
                            ---------    --------    ----------    ---------    ---------
Lease obligation costs...     $16,917      $  755        $ --       $(16,162)      $ --
Severance costs..........      10,104       2,735          --         (7,369)        --
                              -------      ------        ----       --------       ----
          Total........ .     $27,021      $3,490        $ --       $(23,531)      $ --
                              =======      ======        ====       ========       ====

     As a result of the Restructuring, the Company eliminated approximately 325 positions and involuntarily terminated approximately 1,150 employees during 1998 and 1999.

5.   PROPERTY, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

     The cost of property, equipment, and leasehold improvements consisted of the following:

                                                        1998          1999
            (IN THOUSANDS) DECEMBER 31,               ----------    ----------
Machinery and equipment.............................  $  871,870    $  956,122
Subscriber devices..................................     497,238       407,188
Furniture and fixtures..............................      59,996        61,801
Leasehold improvements..............................      20,609        23,489
Land, buildings, and building improvements..........       3,157         3,161
                                                      ----------    ----------
          Total cost................................  $1,452,870    $1,451,761
                                                      ==========    ==========

     The Company does not manufacture any of the subscriber devices or related transmitting and computerized terminal equipment used in the Company's operations. The Company purchases its subscriber devices primarily from Motorola. The Company anticipates that subscriber devices will continue to be available for purchase from Motorola and other sources, consistent with normal manufacturing and delivery lead times.

     During the first quarter of 1999, the Company made the decision to narrow its focus to its North American operations and, as a result, made the decision to sell or otherwise dispose of its operations in Spain. During third quarter of 1999, all operations of the Company's majority-owned Spanish subsidiaries were ceased. The Company's interest in its Spanish subsidiaries was sold in the first quarter of 2000 for minimal proceeds. As a result of the Company's decision to sell or otherwise dispose of its Spanish subsidiaries, the Company recorded a provision of $18 million during the year ended December 31, 1999, for the impairment of the assets of the Company's majority-owned subsidiaries, the effect of which was to write-off the Company's net investment in its Spanish subsidiaries. The amount of the provision was based on the Company's estimate of the value of its net investment in the Spanish subsidiaries, which did not materially differ from the proceeds received upon the sale of the subsidiaries in the first quarter of 2000. No cash costs have been incurred or are expected as a result of the provision for the impairment of the assets of the Company's Spanish subsidiaries, and no additional charges are expected to be required.

     Effective April 1, 1999, the Company changed the depreciable lives for its subscriber devices and certain network equipment. The Company changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of certain of its network equipment from seven years to ten years. The changes resulted from a review by the Company of the historical usage periods of its subscriber devices and its network equipment and the Company's expectations regarding future usage periods for subscriber devices considering current and projected technological advances. The Company has determined that the appropriate useful life of its subscriber devices is two years as a result of technological advances, customer desire for new pager technology, and the Company's decreasing ability to redeploy older pager models. As a result of these changes, the net loss increased by $78 million, or $0.75 per share (basic and diluted), during the year ended December 31, 1999.


     Effective January 1, 1997, the Company shortened the depreciable lives of its subscriber devices from four to three years, and revised the related residual values. This change increased net loss for the year ended December 31, 1997 by $17 million and net loss per share by $0.16 (basic and diluted).

     During the year ended December 31, 1997, the Company recorded a provision of $13 million to write down certain subscriber devices to their net realizable value.

6.   OTHER NON-CURRENT ASSETS

     The cost of other non-current assets consisted of the following:

                                                            1998        1999
            (IN THOUSANDS) DECEMBER 31,                   --------    --------
     Licenses and frequencies...........................  $473,211    $477,659
     Goodwill...........................................    50,495      37,922
     Restricted cash invested in money market instruments,
     at fair value (Note 7).....................   .....    33,461      34,485
     Other intangible assets............................    13,920       7,647
     Other non-current assets...........................    58,285      51,301
                                                          --------    --------
               Total cost...............................  $629,372    $609,014
                                                          ========    ========

     Licenses and frequencies consist of amounts paid in conjunction with the purchase of three nationwide narrowband personal communications services (PCS) frequencies at a Federal Communications Commission (FCC) auction held in 1994, amounts paid in conjunction with the purchase of blocks of two-way 900 MHz specialized mobile radio (SMR) major trading area based licenses, amounts paid to purchase exclusive rights to certain of the SMR frequencies from incumbent operators, and amounts paid to secure other licenses.

     The Company adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5), effective January 1, 1999. SOP 98-5 requires the expensing of all start-up costs as incurred, as well as the writing off of the remaining unamortized balance of capitalized start-up costs at the date of adoption of SOP 98-5. The impact of the Company's adoption of SOP 98-5 was a charge of $37 million representing the cumulative effect of a change in accounting principle to write-off all unamortized start-up costs as of January 1, 1999, and an increase in net loss of $21 million, or $0.20 per share (basic and diluted), for the year ended December 31, 1999.


7.   LONG-TERM OBLIGATIONS

     Long-term obligations consisted of the following:

                                              1998                        1999
                                    -------------------------   -------------------------
                                     (CARRYING     (ESTIMATED    (CARRYING     (ESTIMATED
THOUSANDS) DECEMBER 31,                VALUE)     FAIR VALUE)      VALUE)     FAIR VALUE)
Borrowings under Credit Agreement. .  $  565,000     $     --     $  745,000     $     --
10% Senior Subordinated Notes due
  October 15, 2008.. ...............     500,000      477,473        500,000      145,000
10.125% Senior Subordinated Notes due
  August 1, 2007....................     400,000      382,964        400,000      116,000
8.875% Senior Subordinated Notes due
  February 1, 2006..................     300,000      292,484        300,000       87,000
Other...............................      50,137           --         58,127           --
                                      ----------                  ----------
                                       1,815,137                   2,003,127
Obligations in default and classified
  as current (Note 2)...............          --                   1,945,000
                                      ----------                  ----------
                                      $1,815,137                  $   58,127
                                      ==========                  ==========

     As of December 31, 1999, PageNet had $ 745 million of borrowings outstanding under its Credit Agreement. The Company's maximum borrowings under the Credit Agreement are permanently reduced beginning on June 30, 2001, by the following amounts: 2001 -- $150 million; 2002 -- $200 million; 2003 -- $250 million; and 2004 -- $147 million. The Company's Credit Agreement expires on December 31, 2004. As discussed in Note 2, the Company is in default of the covenants of its domestic debt agreements and is precluded from any additional borrowings under the Credit Agreement.

     Under the Credit Agreement, the Company may designate all or a portion of outstanding borrowings to be either a Base Rate Loan or a loan based on the London Interbank Offered Rate (LIBOR). As of December 31, 1999, the Company had designated all $745 million of borrowings as LIBOR loans, which bear interest at a rate equal to LIBOR plus a spread of 2.00%. The interest rates for the $745 million of LIBOR loans as of December 31, 1999 ranged from 7.94% to 8.17%. As a result of the defaults described in Note 2, the Company's lenders have the right to collect default interest up to 12.00% for the Company's outstanding balances under its Credit Agreement.

     The Credit Agreement prohibits the Company from paying cash dividends or other cash distributions to shareowners. The Credit Agreement also prohibits the Company from paying more than a total of $2 million in connection with the purchase of Common Stock owned by employees whose employment with the Company is terminated. The Credit Agreement contains other covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, engage in transactions with affiliates, dispose of assets, and engage in mergers, consolidations, and other acquisitions without the prior written consent of its lenders. Amounts owing under the Credit Agreement are secured by a security interest in substantially all of the Company's assets, the assets of the Company's subsidiaries, and the capital stock of the subsidiaries of the Company (other than the international subsidiaries and Vast).

     The two credit agreements of the Company's Canadian subsidiaries provide for total borrowings of approximately $75 million. As of December 31, 1999, approximately $56 million of borrowings were outstanding under the credit facilities. Such borrowings were collateralized by $34 million of restricted cash included in other non-current assets. Additional borrowings are available under these facilities, provided such borrowings are either collaterized or certain financial conditions are met. Maximum borrowings that may be outstanding under the credit facilities are permanently reduced beginning on March 31, 2002, by the following amounts: 2002 -- $1 million; 2003 -- $6 million; and 2004 -- $68 million. Both credit agreements expire on December 31, 2004.

     The 8.875% Notes, the 10.125% Notes, and the 10% Notes are redeemable on or after February 1, 1999; August 1, 2000; and October 15, 2001; respectively, at the option of the Company, in whole or in part from time to time, at certain prices declining annually to 100 percent of the principal amount on or after February 1, 2002; August 1, 2003; and October 15, 2004; respectively, plus accrued interest. The 8.875% Notes, the 10.125% Notes, and the 10% Notes are subordinated in right of payment to all senior debt, and contain various covenants that, among other things, limit the ability of the Company and its subsidiaries to incur indebtedness, pay dividends, engage in transactions with affiliates, sell assets, and engage in mergers, consolidations, and other acquisitions without the prior written consent of its lenders. The fair values of the 8.875% Notes, the 10.125% Notes, and the 10% Notes were based on quoted market prices and discounted cash flow analyses. The fair values of the amounts outstanding under the Credit Agreement and other indebtedness cannot be reasonably estimated due to the debt defaults and covenant violations of the Company.

     On May 14, 1997, PageNet redeemed all $200 million of its outstanding 11.75% Senior Subordinated Notes (11.75% Notes), utilizing funds borrowed under the Company's Credit Agreement. The Company recorded an extraordinary loss of $16 million in the second quarter of 1997 on the early retirement of the 11.75% Notes. The extraordinary loss was comprised of the redemption premium of $12 million and the write-off of unamortized issuance costs of $4 million.


8.   INCOME TAXES

     For the years ended December 31, 1997, 1998, and 1999, the Company had no provision or benefit for income taxes because of the Company's inability to benefit from its net operating losses. The valuation allowance for deferred tax assets increased by $56 million, $58 million, and $109 million during the years ended December 31, 1997, 1998, and 1999, respectively. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                         1998         1999
             (IN THOUSANDS) DECEMBER 31,               ---------    ---------
Deferred tax assets:
     Net operating loss carryforwards................  $ 197,983    $ 294,580
     Deferred revenue................................      5,982        7,411
     Provision for asset impairment..................         --        6,941
     Bad debt reserve................................      3,768        6,670
     Other tax credit carryforwards..................        679          664
     Other...........................................     28,482       18,405
                                                       ---------    ---------
          Total deferred tax assets..................    236,894      334,671
     Valuation allowance.............................   (201,496)    (310,909)
                                                       ---------    ---------
          Net deferred tax assets....................     35,398       23,762
Deferred tax liabilities:
     Depreciation....................................    (23,450)      (3,977)
     Amortization....................................    (11,948)     (19,785)
                                                       ---------    ---------
          Total deferred tax liabilities.............    (35,398)     (23,762)
                                                       ---------    ---------
                                                       $      --    $      --
                                                       =========    =========

     As of December 31, 1999, the Company has net operating loss carryforwards of approximately $755 million that expire in years 2001 through 2019. Of such amounts, $5 million expire in 2001 and $3 million expire in 2002. The bankruptcy proceeding is expected to result in the elimination of substantially all of the tax benefit of the net operating loss carryforwards and certain other tax attributes of the Company. Loss before income taxes attributable to the Company's foreign operations was $14 million, $12 million, and $11 million for the years ended December 31, 1997, 1998, and 1999.


9.   STOCK OPTIONS

     The 1982 Incentive Stock Option Plan, as amended (1982 Plan), for officers and key employees of the Company provides for the granting of stock options intended to qualify as Incentive Stock Options (ISOs) to purchase Common Stock at not less than 100% of the fair market value on the date the option is granted, as determined by the Board of Directors. No further options may be granted under the 1982 Plan. As of December 31, 1999, options for 228,487 shares were exercisable under the 1982 Plan. All options outstanding and exercisable under the 1982 Plan are fully vested.

     Options granted were exercisable immediately, or in installments as the Board of Directors determined at the time it granted such options, and have a duration of ten years from the date of grant. Any stock issued is subject to repurchase at the option of the Company, which occurs at the exercise price for the unvested portion of the shares issued and at fair market value, as defined or allowed in the Stock Option Agreement, for the vested portion. Such options vest ratably over a five-year period from the date they first become exercisable. However, in the event of a change in ownership control of the Company, all options vest immediately.

     The 1991 Stock Option Plan (1991 Plan) for officers and key employees of the Company provides for the granting of ISOs and non-statutory options to purchase Common Stock at not less than 100% of the fair market value on the date the options are granted. The 1991 Plan is administered by the Compensation and Management Development Committee of the Board of Directors (the Committee). Approximately 3 million shares remained available for grant under the 1991 Plan as of December 31, 1999. A total of 4,034,671 shares were vested and exercisable under the 1991 Plan as of December 31, 1999. Options granted under the 1991 Plan are non-transferable except by the laws of descent and distribution and are exercisable upon vesting, which occurs in installments, as the Board of Directors or the Committee may determine at the time it grants such options.

     On May 21, 1998, the Company's shareowners approved an amendment to its 1991 Plan to broaden the group of employees eligible to receive stock options under such plan to include all employees of the Company and its subsidiaries. On May 22, 1998, PageNet granted approximately 2 million options under the 1991 Plan to approximately 2,700 employees at an exercise price of $13.94 per share, which represented the market price of the Company's Common Stock at the date of grant. Since that time, grants of stock options to eligible new employees have been made the first day of the next quarter after the quarter in which they were hired.

     The Amended and Restated 1992 Directors Compensation Plan (Directors'
Plan), for non-employee Directors of the Company, provides for the granting of non-statutory options to purchase Common Stock at not less than 100% of the fair market value on the date the options are granted. The Directors' Plan is administered by the Committee. The total number of shares of Common Stock with respect to which options may be granted under the Directors' Plan may not exceed 750,000. Approximately 300,000 shares remain available for grant under the Directors' Plan as of December 31, 1999. A total of 225,000 shares were vested and exercisable as of December 31, 1999. Options granted under the Directors' Plan are non-transferable except by the laws of descent and distribution and are exercisable upon vesting, which occurs in installments, as the Board of Directors or the Committee may determine at the time it grants such options.

     With respect to the 1991 Plan and the Directors' Plan, notwithstanding the above, ten business days before a merger or a change in the ownership control of the Company or a sale of substantially all the assets of the Company, all options issued vest immediately and become exercisable in full; upon a merger or a change in ownership control of the Company or the sale of substantially all the assets of the Company, all options issued under the 1991 Plan and Directors' Plan which have not been exercised terminate. The Merger Agreement provides that all the Company's stock options will be converted into options for shares of Arch at a formula which would reduce the number of options outstanding by 8,944,792 and increase the exercise price range by $6.18 to $120.24.

     On June 12, 1997, the Company offered an election to its employees with options granted during 1995 and 1996 under the 1991 Plan to cancel such options and accept a lesser number of new options at a lower exercise price, with the vesting dates being restarted with the new grant dates. As a result of the election by certain of its employees, PageNet canceled approximately 3 million of options with exercise prices ranging from $13.69 to $26.50 and granted approximately 1 million of options to the same optionees with an exercise price of $8.25 per share.

     Information concerning options as of December 31, 1997, 1998, and 1999 is as follows:

                                                1997          1998          1999
                                             ----------    ----------    ----------
Outstanding at January 1...........         5,968,605      5,687,335      8,579,568
     Granted.......................         3,435,873      5,066,000      4,214,987
     Canceled......................        (3,705,609)    (1,241,982)    (2,505,716)
     Exercised.....................           (11,534)      (931,785)       (69,724)
                                         ------------   ------------   ------------
Outstanding at December 31.........         5,687,335      8,579,568     10,219,115
                                         ============   ============   ============
Exercisable at December 31.........         2,450,795      3,253,511      4,588,158
                                         ============   ============   ============
Option price range-options outstanding.. $2.67-$25.50   $2.67-$25.50   $0.88-$17.13
Option price range-options exercised...  $2.73-$ 9.25   $2.67-$14.38   $2.67-$ 5.13

     Weighted-average exercise prices are as follows:

                                                          1997      1998      1999
                                                         ------    ------    ------
Outstanding at January 1..............................   $15.90    $ 9.47    $10.98
     Granted..........................................     9.54     12.59      4.54
     Canceled.........................................    19.89     12.79     10.17
     Exercised........................................     7.49      8.16      3.12
Outstanding at December 31............................     9.47     10.98      8.56
Exercisable at December 31............................     9.12      9.85      9.31

     Certain information is being presented based on a range of exercise prices as of December 31, 1999, as follows:

                                          $0.88-$6.00    $6.03-$8.13    $8.25-$12.63    $12.94-$17.13
                                          -----------    -----------    ------------    -------------
Number of shares outstanding..........     2,567,374      2,308,960       2,338,101       3,004,680
Weighted-average exercise price.......    $     3.40     $     6.43      $     9.83      $    13.62
Weighted-average remaining contractual
  life................................          8.55           8.01            7.23            8.01
Number of shares exercisable..........       792,465        800,140       1,632,993       1,362,560
Weighted-average exercise price of
  shares exercisable..................    $     3.63     $     6.89      $     9.63      $    13.66

     The Company adopted the pro forma disclosure provisions of the Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) in 1996. As required by SFAS 123, pro forma information regarding net loss and net loss per share has been determined as if the Company had accounted for employee stock options and stock-based awards granted subsequent to December 31, 1994 under the fair value method provided for under SFAS 123. The weighted-average fair value of stock options granted during 1997, 1998, and 1999 was $5.98, $7.21, and $1.22, respectively. The fair value for the stock options granted to officers and key employees of the Company after January 1, 1995 was estimated at the date of the grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest ranging from 5.46% to 6.89% for 1997, ranging from 4.09% to 5.72% for 1998, and ranging from 4.54% to 6.13% for 1999; a dividend yield of 0%; volatility factors of the expected market price of the Company's Common Stock ranging from 54.4% to 57.6% for 1997, ranging from 56.8% to 60.0% for 1998, and 75.0% for 1999; and a weighted average expected life of each option ranging from 5.5 years to 6.7 years for 1997 and 1998, and ranging from 2.0 years to 6.0 years for 1999.

     For purposes of the pro forma disclosures, the estimated fair market value of the options and stock-based awards is amortized to expense over the vesting period. The Company's pro forma information is as follows (in thousands, except for net loss per common share information):

                                             1997            1998            1999
                                           ---------       ---------       ---------
Net loss                   As reported    $(156,947)      $(162,009)      $(299,002)
                             Pro forma    $(172,884)      $(179,834)      $(301,586)
Net loss per common share  As reported    $   (1.53)      $   (1.57)      $   (2.88)
  (basic and diluted)        Pro forma    $   (1.68)      $   (1.74)      $   (2.90)

     Because SFAS 123 is applicable only to options and stock-based awards granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 2001.


10.  COMMITMENTS

     The Company has operating leases for office and transmitting sites with lease terms ranging from a month to approximately ten years. There are no significant renewal or purchase options. Total rent expense for 1997, 1998, and 1999 was approximately $70 million, $81 million, and $101 million, respectively.

     The following is a schedule by year of future minimum rental payments required under operating leases that have remaining noncancelable lease terms in excess of one year as of December 31, 1999.

          YEAR ENDING DECEMBER 31: (IN THOUSANDS)
          ---------------------------------------
          2000..............................................  $27,997
          2001..............................................   19,788
          2002..............................................   14,855
          2003..............................................   10,229
          2004..............................................    7,080
          Later years.......................................    8,163
                                                              -------
                    Total minimum payments required.........  $88,112
                                                              =======

11.  CONTINGENCIES

     The Company is involved in various lawsuits arising in the normal course of business. In management's opinion, the ultimate outcome of these lawsuits will not have a material adverse effect on PageNet's business, financial position, or results of operations.


12.  COMMON STOCK AND NET LOSS PER SHARE

     Net loss per share amounts are computed based on the weighted average number of common shares outstanding. The number of shares used to compute per share amounts for the years ended December 31, 1997, 1998, and 1999, was 103 million, 103 million, and 104 million, respectively. The average number of options to purchase shares of the Company's Common Stock during the years ended December 31, 1997, 1998, and 1999, were 6 million, 8 million, and 10 million, respectively, at exercise prices ranging from $0.88 per share to $25.50 per share. These stock options were not included in the computation of diluted earnings per share because the effect of assuming their exercise would have been antidilutive.

     The Company has 275 million authorized shares, of which 250 million are Common Stock and 25 million are preferred stock. As of December 31, 1999, approximately 15 million shares of Common Stock were reserved for the issuance of shares under the Company's stock option and other plans. As of December 31, 1999, there were no preferred shares issued or outstanding.

     On May 23, 1996, the Company's shareowners approved an employee stock purchase plan of up to 2 million shares of the Company's Common Stock. Under the employee stock purchase plan, an employee may elect to purchase shares of the Company's Common Stock at the end of a predetermined period at a price equal to 85% of the fair market value of the Company's Common Stock at the beginning or end of such period, whichever is lower. The Company implemented two-year employee stock purchase plans on January 1, 1997 and 1998, and a one-year plan on January 1, 1999. The Company discontinued the employee stock purchase plan effective December 31, 1999.


13.  STATEMENT OF CASH FLOWS INFORMATION

     Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less. As of December 31, 1999, cash equivalents also include investments in money market instruments, which are carried at fair market value. Cash payments made for interest for the years ended December 31, 1997, 1998, and 1999 were approximately $144 million, $136 million, and $147 million, respectively, net of $16 million, $22 million, and $24 million, respectively, of interest capitalized during the years ended December 31, 1997, 1998 and 1999. During the year ended December 31, 1998, PageNet utilized $13 million of deposits made in 1998 for the purchase of subscriber devices. There were no significant federal or state income taxes paid or refunded for the years ended December 31, 1997, 1998, and 1999.


14.  EMPLOYEE BENEFIT PLANS

     The Company has adopted a plan to provide retirement benefits under the provisions of Section 401(k) of the Internal Revenue Code (the Code) for all employees who have completed a specified term of service. Effective January 1, 1996, Company contributions equal 50% of employee contributions up to a maximum of 6% of the employee's compensation. Employees may elect to contribute up to 15% of their compensation on a pre-tax basis, not to exceed the maximum amount allowed as determined by the Code. The Company's contributions aggregated approximately $2 million in 1997, $3 million in 1998, and $2 million in 1999.


15.  STOCK PURCHASE RIGHTS

     In September 1994, the Board of Directors of the Company adopted a Stock Purchase Rights Plan and declared a distribution of one common share purchase right for each outstanding share of the Company's Common Stock. As of September 28, 1994, certificates representing shares of the Company's Common Stock also represent ownership of one common share purchase right. In January 1999, the Board of Directors of the Company amended the Rights Plan to eliminate certain provisions held to be unenforceable under Delaware law.

     Generally, the rights will become exercisable only if a person or group (i) acquires 20% or more of the Company's Common Stock or (ii) announces a tender offer that would result in ownership of 20% or more of the Company's Common Stock or (iii) is declared to be an "Adverse Person" by the Board of Directors. Adverse Person includes any person or group who owns at least 10% of the Company's Common Stock and attempts an action that would adversely impact the Company. The Company's Board of Directors can waive the application of the stock purchase rights under certain circumstances. In connection with the approval of the Merger Agreement, the Company's Board of Directors waived such application as it would have related to the Merger.

     Once a person or group has acquired 20% or more of the outstanding Common Stock of the Company, each right may entitle its holder (other than the 20% person or group) to purchase, at an exercise price of $150, shares of Common Stock of the Company (or of any company that acquires the Company) at a price equal to 50% of their current market price. Under certain circumstances, the Board of Directors may exchange the rights for Common Stock (or equivalent securities) on a one-for-one basis.

     Until declaration of an Adverse Person, or ten (10) days after public announcement that any person or group has acquired 20% or more of the Common Stock of the Company, the rights are redeemable at the option of the Board of Directors. Thereafter, they may be redeemed by the Board of Directors in connection with certain acquisitions not involving any acquiring person or Adverse Person or in certain circumstances following a disposition of shares by the acquiring person or Adverse Person. The redemption price is $0.01 per right. The rights will expire on September 27, 2004, unless redeemed prior to that date.


16.  SEGMENT INFORMATION

     The Company has determined that it has two reportable segments, traditional paging operations and advanced messaging operations. The Company's basis for the segments relates to the types of products and services each segment provides. The traditional paging segment consists of the traditional display and alphanumeric services, which are basic one-way services, and 1 1/2-way paging services. The advanced messaging operating segment consists of the Company's new 2-way wireless messaging services, VoiceNow service, and the operations of Vast, which includes wireless integration products, consumer content, and wireless software development and sales.

     The following table presents certain information related to the Company's business segments as of December 31, 1997, 1998, and 1999 or for the years ended December 31, 1997, 1998, and 1999.

                                        1997             1998             1999
(IN THOUSANDS)                       ----------       ----------       ----------
Total Revenues:
     Traditional Paging(1)......     $  960,290       $1,041,603       $  973,658
     Advanced Messaging.........            686            4,424           16,065
                                     ----------       ----------       ----------
                                     $  960,976       $1,046,027       $  989,723
                                     ==========       ==========       ==========
Depreciation and amortization:
     Traditional Paging(1)......     $  276,590       $  266,319       $  310,347
     Advanced Messaging.........         12,852           14,940           16,754
                                     ----------       ----------       ----------
                                     $  289,442       $  281,259       $  327,101
                                     ==========       ==========       ==========
Operating income (loss):
     Traditional Paging(1)......     $   31,399(2)    $   17,406(3)    $  (41,190)(4)
     Advanced Messaging.........        (23,891)         (39,726)         (74,198)
                                     ----------       ----------       ----------
                                     $    7,508       $  (22,320)      $ (115,388)
                                     ==========       ==========       ==========
Adjusted EBITDA(5):
     Traditional Paging(1)......     $  320,589       $  357,725       $  263,424
     Advanced Messaging.........        (11,039)         (24,786)         (57,444)
                                     ----------       ----------       ----------
                                     $  309,550       $  332,939       $  205,980
                                     ==========       ==========       ==========
Capital expenditures:
     Traditional Paging(1)......     $  224,459       $  193,234       $  121,779
     Advanced Messaging.........        103,906           74,949          113,147
                                     ----------       ----------       ----------
                                     $  328,365       $  268,183       $  234,926
                                     ==========       ==========       ==========
Net interest expense(6):
     Traditional Paging(1)......     $   90,458       $   74,729       $   65,107
     Advanced Messaging.........         57,233           66,963           81,912
                                     ----------       ----------       ----------
                                     $  147,691       $  141,692       $  147,019
                                     ==========       ==========       ==========
Total assets:
     Traditional Paging(1)......     $1,047,246       $  945,621       $  746,515
     Advanced Messaging.........        549,987          635,623          676,045
                                    ----------       ----------       ----------
                                     $1,597,233       $1,581,244       $1,422,560
                                     ==========       ==========       ==========

---------------
(1) The international operations of the Company currently consist entirely of traditional paging services and accordingly are included in PageNet's traditional paging business segment.

(2) Operating income for the traditional paging business segment for 1997 includes a $13 million provision to write down certain subscriber devices to their net realizable value. See Note 5.

(3) Operating income for the traditional paging business segment for 1998 includes a restructuring charge of $74 million. See Note 4.

(4) Operating loss for the traditional paging business segment for 1999 includes a partial reversal of the restructuring charge of $24 million and a provision for asset impairment of $18 million. See Notes 4 and 5, respectively.

(5) Adjusted EBITDA, as determined by the Company, does not reflect other non-operating (income) expense, provision for asset impairment, restructuring charge, extraordinary items, and cumulative effect of a change in accounting principle.

(6)  Net interest expense is interest expense less interest income.

     Adjusted EBITDA is not defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for a measure of performance in accordance with generally accepted accounting principles.


17.  QUARTERLY FINANCIAL RESULTS (UNAUDITED)

     Quarterly financial information for the two years ended December 31, 1999 is summarized below.

                                        FIRST        SECOND       THIRD      FOURTH
                                       QUARTER       QUARTER     QUARTER     QUARTER
                                      ---------     ---------   ---------   ---------
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
  1998
  ----
  Services, rent, and maintenance
  revenues..........................  $ 229,861     $ 235,172   $ 239,689   $ 240,802
     Product sales..................     25,889        29,329      25,382      19,903
                                      ---------     ---------   ---------   ---------
          Total revenues............    255,750       264,501     265,071     260,705
     Cost of products sold..........    (21,103)      (23,161)    (18,276)    (15,132)
                                      ---------     ---------   ---------   ---------
                                        234,647       241,340     246,795     245,573
  Operating income (loss)...........    (56,605)(1)    19,803      17,998      (3,516)
     Net loss.......................    (92,372)(1)   (15,619)    (16,428)    (37,590)
     Net loss per share
     (basic and diluted)............      (0.90)(1)     (0.15)      (0.16)      (0.36)

  1999
  ----
     Services, rent, and maintenance
       revenues.....................  $ 241,868     $ 231,635   $ 223,063   $ 200,782
     Product sales..................     21,692        22,930      24,347      23,406
                                      ---------     ---------   ---------   ---------
          Total revenues............    263,560       254,565     247,410     224,188
     Cost of products sold..........    (16,177)      (10,462)    (16,374)    (14,888)
                                      ---------     ---------   ---------   ---------
                                        247,383       244,103     231,036     209,300
     Operating income (loss)........    (16,505)(2)   (58,248)    (13,499)    (27,136)(3)
     Loss before cumulative effect
         of a change in accounting
         principle..................    (51,758)(2)   (95,311)    (49,488)    (64,999)(3)
     Cumulative effect of a change
       in accounting principle......    (37,446)           --          --          --
     Net loss.......................    (89,204)(2)   (95,311)    (49,488)    (64,999)(3)
     Net loss per share
       (basic and diluted):.........
     Loss before cumulative effect
         of a change in accounting
         principle..................      (0.50)(2)     (0.92)      (0.48)      (0.64)(3)
     Cumulative effect of a change
       in accounting principle......      (0.36)           --          --          --
     Net loss per share.............      (0.86)(2)     (0.92)      (0.48)      (0.64)(3)

---------------
(1) Operating loss for the first quarter of 1998 includes a restructuring charge of $74 million. See Note 4.

(2) Operating loss for the first quarter of 1999 includes a provision for asset impairment of $18 million. See Notes 5 and 6.

(3) Operating loss for the fourth quarter of 1999 includes a partial reversal of the restructuring charge of $24 million. See Note 4.

                              PAGING NETWORK, INC.

                           CONSOLIDATED BALANCE SHEETS
                    (in thousands, except share information)
                                   (Unaudited)

                                                              DECEMBER 31,     JUNE 30,
                                                                  1999           2000
                                                              ------------    -----------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................   $   32,144     $    71,111
  Accounts receivable, less allowance for doubtful
     accounts...............................................       84,476          82,782
  Inventories...............................................        8,687           6,340
  Prepaid expenses and other assets.........................        5,623          15,810
                                                               ----------     -----------
     Total current assets...................................      130,930         176,043
Property, equipment, and leasehold improvements, at cost....    1,451,761       1,394,510
  Less accumulated depreciation.............................     (684,648)       (735,119)
                                                               ----------     -----------
     Net property, equipment, and leasehold improvements....      767,113         659,391
Other non-current assets, at cost...........................      609,014         610,734
  Less accumulated amortization.............................      (84,497)        (94,949)
                                                               ----------     -----------
     Net other non-current assets...........................      524,517         515,785
                                                               ----------     -----------
                                                               $1,422,560     $ 1,351,219
                                                               ==========     ===========
            LIABILITIES AND SHAREOWNERS' DEFICIT
Current liabilities:
  Long-term debt in default.................................   $1,945,000     $ 1,946,450
  Accounts payable..........................................       80,889          70,813
  Accrued expenses..........................................       50,146          46,153
  Accrued interest..........................................       42,532          99,185
  Customer deposits.........................................       15,927          14,296
  Deferred revenue..........................................       19,778          24,837
                                                               ----------     -----------
     Total current liabilities..............................    2,154,272       2,201,734
                                                               ----------     -----------
Long-term obligations, non-current portion..................       58,127          59,507
Commitments and contingencies
Shareowners' deficit:
  Common Stock -- $.01 par, authorized 250,000,000 shares;
     103,960,240 and 104,242,567 shares issued and
     outstanding as of December 31, 1999 and June 30, 2000,
     respectively...........................................        1,040           1,042
  Paid-in capital...........................................      134,161         134,742
  Accumulated other comprehensive income....................          745           1,614
  Accumulated deficit.......................................     (925,785)     (1,047,420)
                                                               ----------     -----------
     Total shareowners' deficit............................     (789,839)       (910,022)
                                                               ----------     -----------
                                                               $1,422,560     $ 1,351,219
                                                               ==========     ===========

                             See accompanying notes

                              PAGING NETWORK, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share information)
                                   (Unaudited)

                                            THREE MONTHS ENDED        SIX MONTHS ENDED
                                                  JUNE 30,                 JUNE 30,
                                           --------------------    ----------------------
                                             1999        2000        1999         2000
                                           --------    --------    ---------    ---------
Services, rent and maintenance revenues..  $231,635    $184,884    $ 473,503    $ 396,157
Product sales............................    22,930      18,635       44,622       42,999
                                           --------    --------    ---------    ---------
     Total revenues......................   254,565     203,519      518,125      439,156
Cost of products sold....................   (10,462)    (13,043)     (26,639)     (26,236)
                                           --------    --------    ---------    ---------
                                            244,103     190,476      491,486      412,920
Operating expenses:
  Services, rent and maintenance.........    63,782      62,541      130,672      125,240
  Selling................................    21,962      15,221       45,992       35,322
  General and administrative.............    87,939      80,164      176,229      159,934
  Depreciation and amortization..........   128,668      58,988      195,548      121,825
  Provision for asset impairment.........        --          --       17,798           --
                                           --------    --------    ---------    ---------
     Total operating expenses............   302,351     216,914      566,239      442,321
                                           --------    --------    ---------    ---------
Operating loss...........................   (58,248)    (26,438)     (74,753)     (29,401)
Other income (expense):
  Interest expense.......................   (37,770)    (46,768)     (73,801)     (93,123)
  Interest income........................       715         824        1,305          938
  Other non-operating income (expense)...        (8)        (25)         180          (49)
                                           --------    --------    ---------    ---------
     Total other expense.................   (37,063)    (45,969)     (72,316)     (92,234)
                                           --------    --------    ---------    ---------
Loss before cumulative effect of a change
  in accounting principle................   (95,311)    (72,407)    (147,069)    (121,635)
Cumulative effect of a change in accounting
  principle..............................        --          --      (37,446)          --
                                           --------    --------    ---------    ---------
Net loss.................................  $(95,311)   $(72,407)   $(184,515)   $(121,635)
                                           ========    ========    =========    =========
Net loss per share (basic and diluted):
Loss before cumulative effect of a change
  in accounting principle................  $  (0.92)   $  (0.69)   $   (1.42)   $   (1.17)
Cumulative effect of a change in accounting
  principle..............................        --          --        (0.36)          --
                                           --------    --------    ---------    ---------
  Net loss per share.....................  $  (0.92)   $  (0.69)   $   (1.78)   $   (1.17)
                                           ========    ========    =========    =========



                             See accompanying notes

                              PAGING NETWORK, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (Unaudited)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                1999         2000
                                                              ---------    ---------

Operating activities:
  Net loss..................................................  $(184,515)   $(121,635)
     Adjustments to reconcile net loss to net cash provided
      by operating activities:
       Provision for asset impairment.......................     17,798           --
       Cumulative effect of a change in accounting
        principle...........................................     37,446           --
       Depreciation.........................................    186,545      112,641
       Amortization.........................................      9,003        9,184
       Provision for doubtful accounts......................     12,630       14,698
       Amortization of debt issuance costs..................      2,260        2,304
       Other................................................       (180)          49
  Changes in operating assets and liabilities:
       Accounts receivable..................................      3,155      (13,004)
       Inventories..........................................     (4,194)       2,347
       Prepaid expenses and other assets....................      1,762      (10,187)
       Accounts payable.....................................     26,911      (10,076)
       Accrued expenses and accrued interest................     (6,160)      52,611
       Accrued restructuring costs..........................       (933)          --
       Customer deposits and deferred revenue...............        (12)       3,428
                                                              ---------    ---------
Net cash provided by operating activities...................    101,516       42,360
                                                              ---------    ---------
Investing activities:
  Capital expenditures......................................   (134,814)      (6,727)
  Payments for spectrum licenses............................     (2,546)          --
  Restricted cash invested in money market instruments......         --         (655)
  Other, net................................................     (6,749)       1,406
                                                              ---------    ---------
Net cash used in investing activities.......................   (144,109)      (5,976)
                                                              ---------    ---------
Financing activities:
  Borrowings of long-term obligations.......................    144,637        3,640
  Repayments of long-term obligations.......................    (94,979)      (1,640)
  Proceeds from exercise of stock options...................      1,201          583
                                                              ---------    ---------
Net cash provided by financing activities...................     50,859        2,583
                                                              ---------    ---------
Net increase in cash and cash equivalents...................      8,266       38,967
Cash and cash equivalents at beginning of period............      3,077       32,144
                                                              ---------    ---------
Cash and cash equivalents at end of period..................  $  11,343    $  71,111
                                                              =========    =========



                             See accompanying notes

                              PAGING NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  June 30, 2000
                                   (Unaudited)


1.   THE COMPANY AND MERGER AGREEMENT

     Paging Network, Inc. (the Company) is a provider of wireless messaging services throughout the United States and the U.S. Virgin Islands, Puerto Rico, and Canada. The Company provides service in all 50 states and the District of Columbia, including service in the 100 most populated markets in the United States. The Company also owns a minority interest in a wireless messaging company in Brazil.

     On November 7, 1999, the Company signed a definitive agreement (the Merger Agreement) to merge (the Merger) with Arch Communications Group, Inc. (Arch). The Merger Agreement was subsequently amended on January 7, 2000, May 10, 2000, July 23, 2000, and September 7, 2000. Under terms of the Merger Agreement, as amended, the Company's senior subordinated notes, along with all accrued interest thereon, will be exchanged for common stock of Arch representing 48.2% of the common stock of the combined company, and the Company's common stock will be converted into common stock representing 2.9% of the common stock of the combined company. The Merger Agreement also provides for the Company to distribute 80.5% of its interest in Vast Solutions, Inc. (Vast), a wholly owned subsidiary of the Company, to holders of the Company's senior subordinated notes and common stock. Holders of the senior subordinated notes will receive common stock of Vast representing 60.5% of the equity of Vast, while holders of the Company's common stock will receive common stock of Vast representing 20% of the equity of Vast. The remaining interest in Vast will be held by the combined company following the Merger.

     As more fully discussed in Note 2, the Company will seek to complete the Merger through the Company's plan of reorganization filed in conjunction with the Company's bankruptcy filing in July 2000. Consummation of the Merger is also subject to customary regulatory review. The Company and Arch have received approval from the Department of Justice and the Federal Communications Commission to proceed with the Merger. If the Merger Agreement is terminated after one party pursues an alternative offer, a plan of reorganization of the Company other than the one contemplated in the Merger Agreement is filed by the Company and/or confirmed by a bankruptcy court, or under other specified circumstances, either the Company or Arch may be required to pay a termination fee of $40 million.


2.   CHAPTER 11 REORGANIZATION AND BASIS OF PRESENTATION

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred losses of $157 million, $162 million, and $299 million during the years ended December 31, 1997, 1998, and 1999, respectively, and $72 million and $122 million, respectively, during the three and six months ended June 30, 2000. The Company's deteriorating financial results and liquidity caused it to be in default of the covenants of all of its domestic debt agreements. On February 2, 2000 and August 1, 2000, the Company failed to make the semi-annual interest payments on its 8.875% senior subordinated notes due 2006 (8.875% Notes) and its 10.125% senior subordinated notes due 2007 (10.125% Notes), and on April 17, 2000, the Company failed to make the semi-annual interest payment on its 10% senior subordinated notes due 2008 (10% Notes). The Company also violated several of the financial and other covenants of its domestic revolving credit facility (the Credit Agreement). As a result of these defaults, the Company's bondholders and the lenders under the Credit Agreement had the right to demand at any time that the Company immediately pay its outstanding indebtedness in full. On July 14, 2000, three senior subordinated noteholders commenced an involuntary proceeding against the Company under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code).

     On July 24, 2000 (the Petition Date), the Company consented to an order for relief which, in effect, converted the bankruptcy case filed on July 14, 2000 to a voluntary Chapter 11 case. Also on the Petition Date, the Company's domestic subsidiaries except for Vast filed voluntary petitions for relief under the Bankruptcy Code (such subsidiaries and the Company are hereafter referred to collectively as the "Debtors"). Subsequent to the Petition Date, the Debtors are operating as debtors-in- possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Chapter 11 is the principal Business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

     The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring Bankruptcy Court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition Date on a timely basis. Since the Petition Date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors
(i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay pre-petition obligations owed to continuing vendors as such obligations come due.

     On July 25, 2000, the Debtors filed a Joint Plan of Reorganization and disclosure statement which provide for the implementation of the Merger as the Debtors' plan of reorganization. The Bankruptcy Court approved the disclosure statement on September 7, 2000, and authorized the Debtors to submit the Joint Plan of Reorganization to the Company's creditors and stockholders for approval. The Bankruptcy Court has scheduled a hearing on the confirmation of the Joint Plan of Reorganization for October 26, 2000.

     As of July 31, 2000, the Company had approximately $66 million in cash. Upon commencement of the Chapter 11 case, the Company obtained a debtor-in-possession loan facility (the DIP Facility) from the current lenders under the Credit Agreement which provided for additional secured borrowings by both the Company and Vast not to exceed $50 million in the aggregate, subject to certain limitations as set forth in the loan agreement. Borrowings under the DIP Facility bear interest at prime plus 2.5% for outstanding borrowings up to $15 million, and at prime plus 3.0% for outstanding borrowings in excess of $15 million, due monthly. All amounts outstanding under the DIP Facility are due the earlier of (i) the confirmation of the Debtors' Joint Plan of Reorganization, or
(ii) November 30, 2000. The Company believes that its existing cash, the cash expected to be generated from operations, and the cash available under the DIP Facility is sufficient to meet its obligations, except for the cash interest payments due under the Notes, through the completion of the Merger. However, if the Company's financial results continue to deteriorate, the Merger is delayed, or other unforeseen events occur, the Company may not have sufficient liquidity to meet its obligations through the completion of the Merger. If the Merger is not completed, the Company would likely be required to consider a stand-alone restructuring, asset sales, transactions with other potential merger parties or acquirers, or liquidation. In addition, if the Merger is not completed, the Company would likely incur significant charges for asset impairments and restructuring its obligations. The accompanying financial statements do not include any adjustments relating to the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Merger not be completed.

3.   INTERIM FINANCIAL STATEMENTS

     The interim consolidated financial information contained herein is unaudited but, in the opinion of management, includes all adjustments, which are of a normal recurring nature, except for the cumulative effect of a change in accounting principle discussed in Note 4 and the provision for asset impairment discussed in Note 5, necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. These financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The balance sheet as of December 31, 1999, has been derived from the audited financial statements as of that date. Results of operations for the periods presented herein are not necessarily indicative of results of operations for the entire year. These financial statements and related notes should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.


4.   ACCOUNTING CHANGES

     The Company adopted the provisions of Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities" (SOP 98-5), effective January 1, 1999. SOP 98-5 requires the expensing of all start-up costs as incurred, as well as writing off the remaining unamortized balance of capitalized start-up costs at the date of adoption of SOP 98-5. The impact of the Company's adoption of SOP 98-5 was a charge of $37 million representing the cumulative effect of a change in accounting principle to write-off all unamortized start-up costs as of January 1, 1999.

     Effective April 1, 1999, the Company changed the depreciable lives for its subscriber devices and certain network equipment. The Company changed the depreciable lives of its subscriber devices from three years to two years and the depreciable life of certain of its network equipment from seven years to ten years. The changes resulted from a review by the Company of the historical usage periods of its subscriber devices and its network equipment and the Company's expectations regarding future usage periods for subscriber devices considering current and projected technological advances. The Company has determined that the appropriate useful life of its subscriber devices is two years as a result of technological advances, customer desire for new pager technology, and the Company's decreasing ability to redeploy older pager models. As a result of these changes, net loss increased by $69 million, or $0.66 per share (basic and diluted), for the three and six months ended June 30, 1999.


5.   PROVISION FOR ASSET IMPAIRMENT

     During the first quarter of 1999, the Company made the decision to narrow its focus to its North American operations and, as a result, made the decision to sell or otherwise dispose of its operations in Spain. During the third quarter of 1999, all operations of the Company's majority-owned Spanish subsidiaries were ceased. The Company's interest in its Spanish subsidiaries was sold in the first quarter of 2000 for minimal proceeds. As a result of the Company's decision to sell or otherwise dispose of its Spanish subsidiaries, the Company recorded a provision of $18 million during the six months ended June 30, 1999, for the impairment of the assets of the Company's majority-owned subsidiaries, the effect of which was to write-off the Company's net investment in its Spanish subsidiaries. The amount of the provision was based on the Company's estimate of the value of its net investment in the Spanish subsidiaries, which did not materially differ from the proceeds received upon the sale of the subsidiaries in the first quarter of 2000. No cash costs have been incurred or are expected as a result of the provision for the impairment of the assets of the Company's Spanish subsidiaries, and no additional charges are expected to be required.


6.   INCOME TAXES

     For the three and six months ended June 30, 1999 and 2000, the Company had no provision or benefit for income taxes because of the Company's inability to benefit from its net operating losses.


7.   COMMON STOCK AND NET LOSS PER SHARE

     Net loss per share amounts are computed based on the weighted average number of common shares outstanding. The number of shares used to compute per share amounts for the three months ended June 30, 1999 and 2000, were 104 million. The number of shares used to compute per share amounts for the six months ended June 30, 1999 and 2000, were 104 million. The average number of options to purchase shares of the Company's Common Stock during the three and six months ended June 30, 1999 was 10 million, at exercise prices ranging from $2.73 per share to $25.50 per share. The average number of options to purchase shares of the Company's Common Stock during the three and six months ended June 30, 2000, was 10 million, at exercise prices ranging from $0.81 per share to $17.13 per share. These stock options were not included in the computation of diluted earnings per share because the effect of assuming their exercise would have been antidilutive.

     The Company has 275 million authorized shares, of which 250 million are Common Stock and 25 million are preferred stock. As of June 30, 2000, there were no preferred shares issued or outstanding.


8.   COMPREHENSIVE LOSS

     Comprehensive loss for the three and six months ended June 30, 1999 and 2000, is as follows (in thousands):

                                                 THREE MONTHS              SIX MONTHS
                                                ENDED JUNE 30,            ENDED JUNE 30,
                                             --------------------    ----------------------
                                               1999        2000        1999         2000
                                             --------    --------    ---------    ---------
Net loss...................................  $(95,311)   $(72,407)   $(184,515)   $(121,635)
Foreign currency translation adjustments...      (166)        810       (1,007)         869
                                             --------    --------    ---------    ---------
          Total comprehensive loss.........  $(95,477)   $(71,597)   $(185,522)    (120,766)
                                             ========    ========    =========    =========


9.   STATEMENT OF CASH FLOWS INFORMATION

     Cash and cash equivalents include highly liquid debt instruments with an original maturity of three months or less. As of June 30, 2000, cash equivalents also include investments in money market instruments, which are carried at fair market value. Cash payments made for interest during the six months ended June 30, 1999 and 2000, were approximately $70 million and $34 million, respectively, net of interest capitalized during the six months ended June 30, 1999 and 2000 of $11 million and $1 million, respectively. There were no significant federal or state income taxes paid or refunded for the six months ended June 30, 1999 and 2000.


10.  SEGMENT INFORMATION

     The Company has two reportable segments, traditional paging operations and advanced messaging operations. The Company's basis for the segments relates to the types of products and services each segment provides. The traditional aging segment includes the traditional display and alphanumeric services, which are basic one-way services, and 1 1/2-way paging services. The advanced messaging segment consists of the Company's new 2-way wireless messaging services, VoiceNow service, and the operations of Vast, which include wireless integration products and wireless software development and sales.

     The following table presents certain information related to the Company's business segments for the three and six months ended June 30, 1999 and 2000.

                                                    THREE MONTHS             SIX MONTHS
                                                   ENDED JUNE 30,          ENDED JUNE 30,
                                                --------------------    ---------------------
                                                  1999        2000        1999         2000
                                                --------    --------    ---------    --------
Total Revenues:
  Traditional Paging(1).......................  $251,142    $196,170    $ 511,808    $424,655
  Advanced Messaging..........................     3,423       7,349        6,317      14,501
                                                --------    --------    ---------    --------
                                                $254,565    $203,519    $ 518,125    $439,156
                                                ========    ========    =========    ========
Operating income (loss):
  Traditional Paging(1)......................  $(46,525)   $ (1,000)   $ (54,246)(2) $ 12,101
  Advanced Messaging..........................   (11,723)    (25,438)     (20,507)    (41,502)
                                                --------    --------    ---------    --------
                                                $(58,248)   $(26,438)   $ (74,753)   $(29,401)
                                                ========    ========    =========    ========
Adjusted EBITDA (3):
  Traditional Paging(1).......................  $ 81,506    $ 47,186    $ 157,857    $114,534
  Advanced Messaging..........................   (11,086)    (14,636)     (19,264)    (22,110)
                                                --------    --------    ---------    --------
                                                $ 70,420    $ 32,550    $ 138,593    $ 92,424
                                                ========    ========    =========    ========

---------------
(1) The international operations of the Company currently consist entirely of traditional paging services and accordingly are included in the Company's traditional paging business segment.

(2) Operating loss for the traditional paging business segment for the first six months of 1999 includes a provision for asset impairment of $18 million. See Note 5.

(3) Adjusted EBITDA, as determined by the Company, does not reflect other non-operating income (expense), provision for asset impairment, and cumulative effect of a change in accounting principle.

     Adjusted EBITDA is not defined in generally accepted accounting principles and should not be considered in isolation or as a substitute for a measure of performance in accordance with generally accepted accounting principles.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma financial statements of Arch and PageNet give effect to the following transactions as if they were consummated as of June 30, 2000 with respect to the unaudited pro forma balance sheet, except for Arch's acquisition of MobileMedia which closed prior to December 31, 1999, and on January 1, 1999 with respect to the unaudited pro forma statements of operations:

     o    Arch's acquisition of MobileMedia, which closed on June 3, 1999;

     o the exchange of $7.6 million (accreted value at June 30, 2000) of Arch discount notes for 542 thousand shares of Arch common stock;

     o the conversion of $44.0 million of Arch Series D preferred stock into approximately 6.6 million shares of Arch common stock upon completion of the merger; and

     o    Arch's merger with PageNet.

     The pro forma financial statements utilize the purchase method of accounting for the merger of Arch and PageNet. Arch is the acquiring company for accounting purposes. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair value at the time of the merger. Income of the combined company will not include income or loss of PageNet prior to the merger. The pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with PageNet using the purchase method of accounting. The actual adjustments will be made after the closing and may differ from those reflected in the pro forma financial statements; however, Arch does not believe that they will materially differ from the final purchase price allocation.

     The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the merger of Arch and PageNet and Arch's acquisition of MobileMedia been consummated during the periods indicated. You should read the unaudited pro forma financial data in conjunction with the consolidated historical financial statement of Arch, PageNet and MobileMedia, including the notes to all sets of financial statements.

                               ARCH WIRELESS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                  June 30, 2000
                             (dollars in thousands)

                                                    PRO FORMA                                         PRO FORMA
                                                 ADJUSTMENTS FOR                                     ADJUSTMENTS
                                                  ARCH EXCHANGE      ADJUSTED                        FOR MERGER
                                    ARCH      --------------------     ARCH       PAGENET       ---------------------    PRO FORMA
                                (HISTORICAL)    DEBIT     CREDIT     PRO FORMA  (HISTORICAL)     DEBIT        CREDIT    CONSOLIDATED
                                ------------    -----     ------     ---------  ------------     -----        ------    ------------
ASSETS
Current assets:
  Cash and cash equivalents..... $    3,858                         $    3,858  $    71,111               $    5,733(2)  $   69,236
  Accounts receivable, net......     63,368                             63,368       82,782                    1,797(2)     144,353
  Inventories...................      7,246                              7,246        6,340                                  13,586
  Prepaid expenses and other....     16,306                             16,306       15,810                      271(2)      31,845
                                 ----------                         ----------  -----------                              ----------
        Total current assets....     90,778                             90,778      176,043                                 259,020
  Property and equipment, net...    382,238                            382,238      659,391                    2,586(2)   1,039,043
  Intangible and other assets...    778,210                            778,210      515,785  $  332,232(2)    26,162(2)   1,600,065
                                 ----------                         ----------  -----------                              ----------
                                 $1,251,226                         $1,251,226  $ 1,351,219                              $2,898,128
                                 ==========                         ==========  ===========                              ==========
LIABILITIES AND STOCKHOLDERS'EQUITY (DEFICIT)
Current liabilities:
  Current maturities of
    long-term debt.............. $   14,310                         $   14,310                                           $   14,310
  Long-term debt in default.....                                                $ 1,946,450  $1,946,450(2)                       --
  Accounts payable..............     48,122                             48,122       70,813       1,364(2)                  117,571
  Accrued expenses..............     32,607             $ 3,000(1)      35,607       46,153         501(2)                   81,259
  Accrued interest..............     30,200                             30,200       99,185      96,948(2)                   32,437
  Customer deposits and
    deferred revenue............     31,628                             31,628       39,133         381(2)                   70,380
  Accrued restructuring,
    current portion.............     12,754                             12,754           --                   75,000(2)      87,754
                                 ----------                         ----------  -----------                              ----------
       Total current liabilities    169,621                            172,621    2,201,734                                 403,711
  Long-term debt,
    less current maturities.....  1,104,011    $7,593(1)             1,096,418       59,507                   70,000(2)   1,970,925
  Accrued restructuring,                                                                                     745,000(2)
    non-current portion.........                                                         --                                      --
  Other long-term liabilities...     78,772                             78,772                                               78,772
  Redeemable convertible
    preferred stock.............     43,953                             43,953                   43,953(16)                      --

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock...............          3                                  3           --                                       3
  Common stock..................        661                   5(1)         666        1,042       1,042(2)       899(2)       1,631
                                                                                                                  66(16)
  Additional paid-in capital....    817,116               1,335(1)     818,451      134,742     134,742(2)   540,406(2)   1,402,744
                                                                                                              43,887(16)
  Accumulated other
    comprehensive income........                                                      1,614       1,614(2)                       --
  Accumulated deficit...........   (962,911)              3,253(1)    (959,658)  (1,047,420)               1,047,420(2)    (959,658)
                                 ----------                         ----------  -----------                              ----------
       Total stockholders'
       equity (deficit).........   (145,131)                          (140,538)    (910,022)                                444,720
                                 ----------                         ----------  -----------                              ----------
                                 $1,251,226                         $1,251,226  $ 1,351,219                              $2,898,128
                                 ==========                         ==========  ===========                              ==========

                               ARCH WIRELESS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      For the year ended December 31, 1999
               (in thousands, except share and per share amounts)

                                                    PRO FORMA      PRO FORMA
                                                   ADJUSTMENTS    ADJUSTMENTS    ADJUSTED                  PRO FORMA
                           ARCH     MOBILEMEDIA  FOR MOBILEMEDIA   FOR ARCH       ARCH         PAGENET    ADJUSTMENTS    PRO FORMA
                       (HISTORICAL) (HISTORICAL)   ACQUISITION     EXCHANGE     PRO FORMA   (HISTORICAL)  FOR MERGER    CONSOLIDATED
                       ------------ ------------ --------------- ------------   ----------  ------------ -------------  ------------
Service, rental and
 maintenance revenues.. $  591,389    $167,318   $   (3,521)(3)  $              $  755,186  $   897,348  $   (1,032)(7) $ 1,651,502
Product Sales..........     50,435       9,207                                      59,642       92,375                     152,017
                        ----------    --------                                  ----------  -----------                 -----------
Total Revenues.........    641,824     176,525                                     814,828      989,723                   1,803,519
Cost of products sold..    (34,954)     (6,216)                                    (41,170)     (57,901)    (14,820)(9)    (113,891)
                        ----------    --------                                  ----------  -----------                 -----------
                           606,870     170,309                                     773,658      931,822                   1,689,628
Operating Expenses:
 Service, rental and
  maintenance..........    132,400      44,530       (3,521)(3)                    173,409      267,043          82 (7)     440,534
 Selling...............     84,249      23,115                                     107,364       97,413                     204,777
 General and
  administrative.......    180,726      51,562                                     232,288      361,386     (20,380)(7)     573,294
 Depreciation and
  amortization.........    309,434      45,237        2,958 (4)                    369,329      327,101     (77,559)(9)     686,994
                                                     11,700 (4)                                              68,123 (10)
 Provision for asset
  impairment...........                                                                          17,798                      17,798
 Restructuring charge..     (2,200)                                                 (2,200)     (23,531)                    (25,731)
 Bankruptcy related
  expense..............                 14,938                                      14,938                                   14,938
                        ----------    --------                                  ----------  -----------                 -----------
Total operating expense    704,609     179,382                                     895,128    1,047,210                   1,912,604
                        ----------    --------                                  ----------  -----------                 -----------
Operating income(loss).    (97,739)     (9,073)                                   (121,470)    (115,388)                   (222,976)
 Interest expense, net.   (143,028)    (17,660)       17,660 (5)        715(6)    (142,890)    (150,921)    121,729 (8)    (188,350)
                                                     (16,839)(5)     16,262(15)                             (25,676)(11)
                                                                                                              9,408 (16)
 Other income(expense).    (48,421)      1,435                                     (46,986)       4,753        (140)(7)     (42,373)
                        ----------    --------                                  ----------  -----------                 -----------

Income(loss) before
 income tax provisions,
 extraordinary item and
 cumulative effect of
 accounting change.....   (289,188)    (25,298)                                   (311,346)    (261,556)                   (453,699)
Provision for income
 taxes.................         --         209                                         209           --                         209
                        ----------    --------                                  ----------  -----------                 -----------

Income(loss) before
 extraordinary item and
 cumulative effect of
 accounting change..... $ (289,188)   $(25,507)                                 $ (311,555) $  (261,556)                $  (453,908)
                        ==========    ========                                  ==========  ===========                 ===========

Basic/diluted income
 (loss) per share before
 extraordinary item and
 cumulative effectof
 accounting change(17). $    (9.21)                                             $    (4.96) $     (2.52)                $     (2.85)
                        ==========                                              ==========  ===========                 ===========
                                                                  1,793,576(14)                           6,613,180 (16)
                                                                    542,347(1)                         (103,960,240)(2)
Weighted average common
 shares outstanding(17) 31,603,410               17,181,660(13)  11,640,321(15) 62,761,314  103,960,240  89,917,844 (2) 159,292,338

                               ARCH WIRELESS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     For The Six Months Ended June 30, 2000
           (dollars in thousands, except share and per share amounts)

                                                     PRO FORMA
                                                    ADJUSTMENTS      ADJUSTED                     PRO FORMA
                                        ARCH         FOR ARCH         ARCH        PAGENET        ADJUSTMENTS        PRO FORMA
                                    (HISTORICAL)     EXCHANGE       PRO FORMA   (HISTORICAL)     FOR MERGER        CONSOLIDATED
                                    ------------     --------       ---------   ------------   --------------      -------------
Service, rental and maintenance
 revenues.......................    $   353,291                    $  353,291   $   396,157   $     (2,515)(7)      $   746,933
Product sales...................         24,556                        24,556        42,999                              67,555
                                    -----------                    ----------        ------                         -----------
Total revenues..................        377,847                       377,847       439,156                             814,488
Costs of products sold..........        (17,261)                      (17,261)      (26,236)        (9,907)(9)          (53,404)
                                    -----------                    ----------   -----------                         -----------
                                        360,586                       360,586       412,920                             761,084

Operating Expenses:
 Service, rental and maintenance         76,954                        76,954       125,240            770 (7)          202,964
 Selling........................         49,378                        49,378        35,322                              84,700
 General and administrative.....        109,296                       109,296       159,934        (11,198)(7)          258,032
 Depreciation and amortization..        180,589                       180,589       121,825          4,459 (9)          340,935
                                                                                                    34,062 (10)
                                    -----------                    ----------   -----------                         -----------
Total operating expenses........        416,217                       416,217       442,321                             886,631
                                    -----------                    ----------   -----------                         -----------
Operating income (loss).........        (55,631)                      (55,631)     (29,401)                            (125,547)
 Interest expense, net..........        (76,699)         493(6)       (76,206)     (93,123)         60,760 (8)         (114,253)
                                                                                                    (9,108)(11)
                                                                                                     3,424 (16)
 Other income (expense).........         (2,010)                       (2,010)         889            (187)(7)           (1,308)
                                    -----------                    ----------    -----------                        -----------

Income (loss) before income tax
 provisions, extraordinary item
 and cumulative effect of
 accounting change..............       (134,340)                     (133,847)     (121,635)                           (241,108)
Provision for income taxes......             --                            --            --                                  --
                                    -----------                    ----------   -----------                         -----------

Income (loss) before extraordinary
 item and cumulative effect of
 accounting change..............    $  (134,340)                   $ (133,847)  $  (121,635)                        $  (241,108)
                                    ===========                    ==========   ===========                         ===========

Basic/diluted income (loss) per
 share before extraordinary item
 and cumulative effect of
 accounting change (17).........    $     (2.26)                   $    (2.06)  $     (1.17)                       $      (1.49)
                                    ===========                    ==========   ===========                        ============
                                                                                                 6,613,180 (16)
                                                     542,347(1)                               (104,242,567)(2)
Weighted average common shares
  outstanding (17)..............     60,555,685    3,845,148(15)   64,943,180   104,242,567     89,917,844 (2)     161,474,204

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED FINANCIAL STATEMENTS


     1) To record the issuance of 542,347 shares of Arch common stock valued at $2.47 per share in exchange for $7.6 million (accreted value, representing $8.2 million of principal amount) of Arch discount notes. The value of Arch discount notes used in the preparation of these pro forma financial statements reflect the value of discount notes as of June 30, 2000 which were exchanged as part of the tender offer in connection with the merger transaction.

     2) To record the issuance of 84,917,844 shares of Arch common stock and 12,100,000 shares of Vast Class B common stock in exchange for $1.2 billion principal amount of PageNet senior subordinated notes plus accrued interest and 5,000,000 shares of Arch common stock and the distribution of 4,000,000 shares of Vast Class B common stock in exchange for all of the outstanding common stock of PageNet:

     o This adjustment includes the elimination of all of approximately $96.9 million of accrued interest on PageNet's senior subordinated notes and the write-off of $19.2 million and $7.6 million of deferred financing costs associated with PageNet's senior subordinated notes and its domestic revolving credit agreement, respectively, which Arch will not assume as part of this transaction.

     o This adjustment also includes the elimination of all consolidated amounts Related to Vast and the recording of Arch's net investment in Vast as a component of intangible and other assets following the reduction of PageNet's ownership of Vast to below 50%. Additionally, the adjustment reflects the forgiveness of $59.1 million of intracompany indebtedness between PageNet and Vast, which is required under the merger agreement and is a condition to the consummation of the Vast distribution.

     This historical book value of the tangible and intangible assets of PageNet was assumed to approximate fair value as Arch believes that they will not materially differ from the final purchase price allocation. The excess of purchase prices over the assumed fair value of identifiable assets acquired was calculated as follows (in thousands):

     Consideration Exchanged:
        Fair value of shares issued to PageNet stockholders
        and noteholders (approximately 89,917,844 shares
        at $6.02 per share)................................  $  541,305
     Liabilities Assumed:
        Bank debt..........................................     745,000
        Other long-term debt...............................      59,507
        Accounts payable...................................      69,449
        Accrued expenses...................................      45,652
        Accrued interest...................................       2,237
        Customer deposits and deferred revenue.............      38,752
        PageNet closing costs..............................      41,000(a)
                                                             ----------
     Total consideration exchanged.........................   1,542,902
     Transaction costs.....................................      29,000(b)
     Restructuring reserve.................................      75,000(c)
                                                             ----------
     Total purchase price..................................   1,646,902
     Less fair value of tangible and intangible net assets
     acquired:
        Cash and cash equivalents..........................      65,378
        Accounts receivable, net...........................      80,985
        Inventories........................................       6,340
        Prepaid expenses and other.........................      15,539
        Property and equipment, net........................     656,805
        Intangible and other assets........................     489,623(d)
                                                             ----------
                                                             $1,314,670
                                                             ==========
     Excess of purchase price over tangible and intangible
     assets acquired.......................................  $  332,232
                                                             ==========
---------------

          (a) PageNet closing costs consist primarily of investment banking, financing and other costs which will be paid to PageNet's financial advisors by Arch at the time of closing.

          (b) Transaction costs include legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the PageNet merger.

          (c) Restructuring reserve consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of PageNet, such as technical, marketing, finance, and other support functions to be recorded in accordance with Emerging Issue Task Force Consensus 95-3. These terminations will occur as operations of PageNet are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the two companies. The analysis is expected to be finalized after consummation of the PageNet acquisition and may result in additional amounts to be reserved but is not expected to be materially different from the amount disclosed above.

          (d) Intangible and other assets are shown net of the $7.6 million elimination of deferred financing costs discussed earlier in this note 2.


     3) To eliminate revenues and expenses between Arch and MobileMedia. Revenues and expenses between Arch and PageNet were not material in 1999 or 2000.

     4) To record amortization on the excess of purchase price over the tangible and intangible assets in the MobileMedia acquisition on a straight-line basis in the amount of $7.1 million for the year ended December 31, 1998 and $3.0 million for the period ended June 3, 1999, the closing date of the MobileMedia acquisition. The amortization relates to $400.4 million assumed fair value of intangible assets, consisting primarily of customer lists with an assumed fair value of $239.7 million and FCC licenses with an assumed fair value of $143.0 million. The MobileMedia historical amortization was adjusted by $11.7 million for the period ended June 3, 1999, the closing date of the MobileMedia acquisition, to conform MobileMedia's 25 year estimated useful life for FCC licenses to Arch's 10 year estimated useful life and to conform MobileMedia's 2 year estimated useful life for acquired customer lists to Arch's 5 year estimated useful life.

     5) To remove the interest expense associated with the various MobileMedia credit facilities and notes terminated as a result of its insolvency proceedings and to record the interest associated with Arch's additional borrowings to finance the MobileMedia acquisition. Interest was calculated using an 11% rate on $181.0 million of bank borrowings and a 14.75% rate on $139.0 million senior discount notes.

     6) To remove the interest expense associated with Arch's discount notes which will be converted into common stock in connection with the Arch exchange offer.

     7) To remove the operating results of Vast, which shares will be distributed as part of the overall transaction involving Arch and PageNet. This adjustment removes only the direct expenses of Vast, as no expenses allocated to Vast by PageNet were assumed to be eliminated as a result of the distribution.

     8) To remove the interest expenses associated with PageNet's senior subordinated notes which will be converted into common stock as part of the PageNet exchange as well as the amortization of PageNet's deferred financing costs which are included in interest expenses.

     9) To adjust PageNet's 1999 and 2000 cost of sales and depreciation to be consistent with Arch's pager useful life of three years per unit.

     10) To record amortization of the excess of purchase price over the tangible and intangible assets in the PageNet acquisition on a straight-line basis of $33.2 million for the year ended December 31, 1999 and $16.6 million for the six months ended June 30, 2000. It is Arch's policy to amortize goodwill on a straight-line basis over 10 (ten) years. The actual amortization recorded after consummation of the PageNet transaction may differ from these amounts due to the full allocation of purchase price to assets and liabilities assumed pursuant to APB No. 16. The amortization relates to $450.9 million assumed fair value of intangible assets consisting primarily of FCC licenses with an assumed fair value of $425.7 million and goodwill with an assumed fair value of $25.2 million. PageNet's historical amortization was adjusted by $34.9 million for the year ended December 31, 1999 and $17.5 million for the six months ended June 30, 2000 to conform PageNet's 40 year estimated useful life of FCC licenses and goodwill to Arch's 10 year estimated useful life.

     11) To record additional interest expense on pro forma consolidated bank debt. Interest was calculated assuming a 10% interest rate on the average bank debt outstanding for the periods indicated. Additional interest expense on bank borrowings would be as follows if interest rates were to increase or decrease by 1/8 of a percent (in thousands):

                                                ASSUMED INTEREST EXPENSES
                                        ---------------------------------------
                                            YEAR ENDED         SIX MONTHS ENDED
ASSUMED CHANGE IN INTEREST RATE         DECEMBER 31, 1999       JUNE 30, 2000
------------------------------------    -----------------     -----------------

Increase of  1/8%...................        $27,146                $9,907
Decrease of  1/8%...................        $24,206                $8,309

     12) Not Used.

     13) To record issuance of Arch common stock in conjunction with the MobileMedia acquisition.

     14) To record issuance of Arch common stock in conjunction with the repurchase of $16.3 million accreted value of discount notes in October 1999.

     15) To remove interest expense and record issuance of Arch common stock in conjunction with the repurchase of $157.4 million accreted value of discount notes in February and March 2000.

     16) To record the exchange of $91.1 million ($100 million maturity value) accreted value of Arch's discount notes in exchange for $44.0 million of Arch's Series D preferred stock in May 2000 and to adjust related interest expense and debt issuance costs for the discount notes exchanged. The Series D preferred stock was issued to Resurgence Asset Management and will be convertible into 6,613,180 shares of Arch common stock at any time at the option of Resurgence or will be subject to mandatory conversion into common stock upon the completion of the PageNet merger. The exchange of the discount notes resulted in a gain of $44.4 million.

     17) All share information reflects a 1-for-3 reverse stock split effected by Arch during June 1999.

                                  EXHIBIT INDEX


Exhibit Number             Description
--------------             -----------
    99.1                   Press release announcing the completion of the merger